Exhibit 10.2

Shareholders Agreement

Date: August 20, 2025

This SHAREHOLDERS AGREEMENT (this “Agreement”) is entered into on _August 20, 2025, by and among Bary Machlodsky_(APPYEA Controlling Shareholders) and TECHLOTT LTD, a company incorporated and existing under the laws of Cyprus under registration number 433143 and having its registered office at Agias Fylaxeos & Zinonos Rossidi 2, 1st floor, 3082 Limassol, Cyprus (“TECHLOTT”), in respect of their shareholding in APPYEA, a company incorporated under the laws of Nevada and listed on the OTCQB (“Company”), and any other shareholders who become a party hereto in accordance with this Agreement.

1.	Definitions.

Capitalized terms used herein and not otherwise defined shall have the meaning set forth in this Article I.

1.1	“Affiliate” means, with respect to any Person, any other Person that, at the time of determination, directly or indirectly, whether through one or more intermediaries or otherwise, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.2	“Agreement” shall mean this Shareholders Agreement.

1.3	“Applicable Law” means all applicable provisions of constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority.

1.4	“Board” has the meaning set forth in Section 2.

1.5	“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

1.6	“Bylaws” means the bylaws of the Company, as the same may be amended, modified, supplemented or restated from time to time in accordance with the terms of this Agreement.

1.7	“Certificate of Incorporation” means the certificate of incorporation of the Company, as filed with the Secretary of the State of Nevada and as the same may be amended, modified, supplemented or restated from time to time.

1.8	“Common Stock” means the common stock, par value $0.0001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

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1.9	“Company” shall mean APPYEA, Inc.

1.10	“Competitor” means any Person that directly or indirectly competes with the Company’s Business.

1.11	“Director” has the meaning set forth in Section 2.1(a).

1.12	Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.13	“Permitted Transferee” means, with respect to any Party, an Affiliate.

1.14	“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

1.15	“Proposed Transferee” has the meaning set forth in Section 3.4(a).

1.16	“Securities Act” means the Securities Act of 1933, as amended.

1.17	“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

1.18	“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Common Stock owned by a Person or any interest (including a beneficial interest) in any Common Stock owned by a Person.

2.	Corporate Governance.

2.1	Board Composition

(a)	The business and affairs of the Company shall be managed by the board of directors (the “Board”) consisting of five (5) members (each a “Director”).

(b)	For every 20% of the issued share capital, a shareholder shall be entitled to nominate one director.

(c)	Notwithstanding the aforesaid in subsection (b), TECHLOTT shall have the right to appoint two (2) directors to the Board for as long as it holds at least 20% of the issued and outstanding share capital of the Company.

(d)	Each Party shall vote all shares of Common Stock over which such Shareholder has voting control and shall take all other necessary or desirable actions within such Shareholder’s control (including in its capacity as shareholder, director, member of a board committee or officer of the Company or otherwise, and whether at a regular or special meeting of the Shareholders or by written consent in lieu of a meeting) to elect to the Board any individual designated in accordance with this Section 2.

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(e )	Only the designating party shall have the right at any time to remove (with or without cause) any Director designated by such party for election to the Board and each Party shall vote all shares of Common Stock over which such Party has voting control and shall take all other necessary or desirable actions within such Party’s control (including in its capacity as shareholder, director, member of a board committee or officer of the Company or otherwise, and whether at a regular or special meeting of the Shareholders or by written consent in lieu of a meeting) to remove from the Board any individual designated by such party that such party desires to remove pursuant to this Section 2 (e). Except as provided in the preceding sentence, unless the applicable designating party shall otherwise consent in writing, no Party shall take any action to cause the removal of any Directors designated in accordance with this Section 2.01.

(f)	In the event a vacancy is created on the Board at any time and for any reason (whether as a result of death, disability, retirement, resignation or removal pursuant to Section 3.01(e)), the party who designated such individual shall have the right to designate a different individual to replace such Director and each Party shall vote all shares of Common Stock over which such Party has voting control and shall take all other necessary or desirable actions within such Party’s control (including in its capacity as shareholder, director, member of a board committee or officer of the Company or otherwise, and whether at a regular or special meeting of the Shareholders or by written consent in lieu of a meeting) to elect to the Board any individual so designated.

2.2	Voting Arrangements

(a)	In addition to any vote or consent of the Board or Shareholders of the Company required by Applicable Law, for so long as TECHLOTT, or a Permitted Transferee, as the case may be, own collectively and in the aggregate at least 10% of the shares of Common Stock, the Company shall not, and shall not enter into any commitment to, take any of the following actions without the prior unanimous written consent or affirmative vote of TECHLOTT or its designated board members, as the case may be:

1) amend, modify or waive the Certificate of Incorporation or Bylaws in a manner that would have a materially adversely effect on the rights of TECHLOTT as a shareholder;

2) vary, alter or otherwise amend the rights attaching to the Common Stock;

3) amend the registration rights granted to TECHLOTT, or their Permitted Transferee, as the case may be, under the Exchange Agreement; or

4) amend the pre-emptive rights set forth in this Agreement in any manner.

5) cancel or amend the rights of TECHLOTT to appoint directors as set forth in Article 2.1 of this Agreement in any manner.

6) cancel or amend the rights of TECHLOTT to antidilution as set forth in Article 4 of this Agreement in any manner.

(b)	In all matters submitted for a vote to the Shareholders, each Party will vote that number of shares of Common Stock held by him and all Parties will vote together in any of the above matters.

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2.3	Subsidiaries

With respect to any Subsidiary of the Company, each Party shall have the same management, voting and board of director representation rights with respect to such Subsidiary as prescribed by this Agreement.

2.4	Veto Rights

TECHLOTT appointed directors shall have veto rights over the following matters:

1) Any change in the Company’s core business;

2) Mergers, acquisitions, or similar material transactions;

3) Issuance of new equity securities;

It being acknowledged and agreed that such veto rights shall not extend to any future proposal to transfer to a third party any and all rights to the business of SleepX.

3.	Officers.

3.1	Appointment of Officers

Following the completion of the Transaction, the Company shall appoint the following individuals as officers with the following positions (collectively, the “Officer/s”):

Mark Katzenlson – President
Yakir Abady – Chief Executive Officer
Beny Harris – Chief Technology Officer
Eldar Graidy – Chairman of the Board

The form of the appointment resolution is attached hereto as Annex A.

3.2	Officers’ Employment Agreements

Before appointment, the Company shall enter into employment agreement with each Officer in the form attached to this Agreement as Annex B.

3.3	Key Employment Terms

The Employment Agreements shall include among other customary provisions, the following clauses:

(a)	The role, responsibilities, compensation terms, bonus for meeting targets and benefits of the respective Officer.

(b)	The Company’s undertaking to employ the Officer for a minimum period of thirty-six (36) months from the date of appointment.

(c)	A termination without cause shall entitle the Officer to twenty-four (24) months’ salary as severance payment.

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4	Anti-Dilution

4.1	Full-Ratchet TECHLOTT shall be entitled to a full-ratchet anti-dilution protection with respect to its 35% shareholding until the Company raises at least USD 10 million in aggregate equity capital.

4.2	Adjustment Mechanism

In the event that after the Closing the Company issues additional securities at a price per share lower than that which TECHLOTT invested at, then concurrently with such subsequent issue, the Company shall issue to TECHLOTT, without any consideration, an additional number of common shares necessary to insure that TECHLOTT shall maintain its 35% shareholding on a fully diluted basis.

5	D&O Insurance

The Company shall, within 15 business days following the completion of an equity capital raise of at least USD 250,000, purchase and maintain directors and officers (D&O) liability insurance in a form and amount reasonably acceptable to TECHLOTT and consistent with market practice for OTCQB-listed companies.

6	Term and Termination

6.1	This Agreement shall terminate upon the earliest of:

(a)	the dissolution, liquidation, or winding up of the Company; or

(b)	upon the unanimous agreement of the Shareholders.

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6.2	Effect of Termination.

(a)	The termination of this Agreement shall terminate all further rights and obligations of the Shareholders under this Agreement except that such termination shall not effect:

1) the existence of the Company;

2) the obligation of any party to pay any amounts arising on or prior to the date of termination, or as a result of or in connection with such termination;

3) the rights which any Shareholder may have by operation of law as a shareholder of the Company; or

4) the rights contained herein which are intended to survive termination of this Agreement.

(b)	The following provisions shall survive the termination of this Agreement: this Section 6.2 and Sections 7.2, Section 7.3,

7	Miscellaneous

7.1	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflicts of law principles.

7.2	Entire Agreement.

This Agreement, including any exhibits or annexes, constitutes the entire agreement between the parties with respect to the subject hereto.

7.3	Amendments.

No amendment or waiver shall be effective unless in writing and signed by the Parties.

7.4	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original.

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IN WITNESS WHEREOF, the parties have executed this Shareholders Agreement as of the date first above written.

APPYEA Controlling Shareholders

By:	/s/ Yakir Abadi
Name:
Title:

TECHLOTT LTD

By:	/s/ Georgia Ektoros
Name:	ZELTIC CONSULTING LIMITE
Title:	Director

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